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                                  EXHIBIT 99.1

                                  PRESS RELEASE

The following is the text of a press release issued by Service Merchandise Company, Inc. on March 30, 1999.

          SERVICE MERCHANDISE RECEIVES APPROVAL OF FIRST-DAY ORDERS IN
            CONNECTION WITH VOLUNTARY RESTRUCTURING UNDER CHAPTER 11

 $750 MILLION DIP FINANCING GRANTED, INTERIM APPROVAL OF CHIEF FINANCIAL OFFICER
                 AND VICE PRESIDENT OF STORES ORGANIZATION NAMED

NASHVILLE, Tenn.--March 30, 1999--Service Merchandise Company, Inc. (NYSE:SME) announced today it has received Bankruptcy Court approval to, among other things, pay pre-petition and post-petition employee wages, salaries, commissions, workers' compensation, health benefits, life and disability insurance and other employee obligations during its voluntary restructuring under Chapter 11, which commenced on March 27, 1999. The Court also authorized the Company to pay vendors and other providers in the ordinary course for goods and services received from March 15, and to honor customer service programs, including warranties, returns, layaways and gift certificates.

In addition, the Court approved interim debtor-in-possession (DIP) financing for immediate use by the Company to continue operations, pay employees and purchase goods and services going forward. Service Merchandise has received a commitment for up to $750 million in DIP financing from the Company's current senior lenders led by Citicorp USA, Inc., as administrative agent, BankBoston, N.A., as documentation agent and collateral monitoring agent, and Salomon Smith Barney Inc., as sole arranger and book manager. The final hearing on the DIP agreement has been set for April 27. The Court also scheduled a hearing at that time on a motion the Company filed Saturday seeking approval of an employee retention program.

In related decisions, the Court approved the Company's requests to continue various vendor-related programs, including payment of pre-petition consignment claims and acceptance of consignment procedures, as well as completing the final inventory clearances at stores previously announced to be closed.

Chief Executive Officer Sam Cusano said he was extremely pleased that the Court approved all of the Company's first-day orders, as well as by the strong support received at the first-day hearing by the Company's banks, the informal committee of vendors and bondholder representatives. He noted that the voluntary Chapter 11 restructuring should have no impact on the day-to-day operations of the Company's stores, distribution centers and offices, or on its ability to serve its customers. "There will be no interruption in operations at the Company's stores, and we will continue to purchase and pay for goods and services from our suppliers." He


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also stated that Service Merchandise has already contacted a number of its major vendors, who have indicated their support.

"With our first-day motions approved and our interim DIP financing in place, we can now renew our focus on the core operations of our business and concentrate on our key constituencies -- our customers, our vendors and our employees. We will continue our restructuring initiatives aimed at increasing operating efficiencies, reducing overhead and improving margins and profitability. Concentrating on these areas will enable Service Merchandise to maximize the value of the business for all of the Company's stakeholders," Mr. Cusano said.

In other action, Thomas L. Garrett, Jr., has been appointed Senior Vice President and Chief Financial Officer, succeeding Mr. Cusano. Mr. Garrett, 45, joined Service Merchandise in 1996 as Vice President and Treasurer. Prior to that, he had been with Goodyear Tire & Rubber Co. since 1976, serving in various finance positions, including Director of Treasury.

Eric Kovats, 44, was appointed Vice President, Hardlines Stores Organization, assuming responsibility for the operations of the Company's stores. Mr. Kovats joined Service Merchandise in 1973, and has served in various store management and district management positions. He had been a Regional Vice President since 1996.

Service Merchandise and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Middle District of Tennessee in Nashville on March 27, 1999.

Service Merchandise is a specialty retailer focusing on fine jewelry, gifts and home decor products.

This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the Company to execute definitive DIP financing documents which are approved by the Bankruptcy Court; the ability of the Company to operate successfully under a Chapter 11 proceeding; approval of plans and activities by the Bankruptcy Court; risks associated with operating a business in Chapter 11; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to obtain shipments and negotiate terms with vendors and service providers for current orders; the ability of the Company to negotiate terms with landlords with respect to stores to be closed and current and future lease obligations; the ability to conduct going out of business inventory sales to result in improved liquidity; the ability to develop, fund and execute a new operating plan for the Company; the ability of the Company to attract and retain key executives


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and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole; the ability to maintain gross profit margins; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; the ability to liquidate unwanted inventory at existing or closed stores; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.